Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


NAME                                                             DATE
----                                                             ----
Donald E. Smith, Signed                                          March 16, 1999
--------------------------------------------
Donald E. Smith, President & Director
(Principal Executive Officer)


John W. Perry, Signed                                            March 16, 1999
--------------------------------------------
John W. Perry, Secretary


Walter A. Bledsoe, Signed                                        March 16, 1999
--------------------------------------------
Walter A. Bledsoe, Director


B. Guille Cox, Jr., Signed                                       March 16, 1999
--------------------------------------------
B. Guille Cox, Jr., Director


Thomas T. Dinkel, Signed                                         March 16, 1999
--------------------------------------------
Thomas T. Dinkel, Director


Anton H. George, Signed                                          March 16, 1999
--------------------------------------------
Anton H. George, Director


                                                                 March 16, 1999
--------------------------------------------
Mari H. George, Director


Max Gibson, Signed                                               March 16, 1999
--------------------------------------------
Max Gibson, Director


Norman L. Lowery, Signed                                         March 16, 1999
--------------------------------------------
Norman L. Lowery, Director


William A. Niemeyer, Signed                                      March 16, 1999
--------------------------------------------
William A. Niemeyer, Director


Patrick O'Leary, Signed                                          March 16, 1999
--------------------------------------------
Patrick O'Leary, Director


John W. Ragle, Signed                                            March 16, 1999
--------------------------------------------
John W. Ragle, Director


                                                                 March 16, 1999
--------------------------------------------
Chapman J. Root II, Director


Virginia L. Smith, Signed                                        March 16, 1999
--------------------------------------------
Virginia L. Smith, Director

EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT

   Terre Haute First National Bank is a wholly-owned subsidiary of the Registrant. It is an national banking association. It is an Indiana corporation. The bank conducts its business under the name of Terre Haute First National Bank.

   First State Bank is a wholly-owned subsidiary of the Registrant. It is a state corporation in Indiana. The bank conducts its business under the name of First State Bank.

   First Citizens State Bank of Newport is a wholly-owned subsidiary of the Registrant. It is a state corporation in Indiana. The bank conducts its business under the name of First Citizens State Bank.

   First Farmers State Bank is a wholly-owned subsidiary of the Registrant. It is a state corporation in Indiana. The bank conducts its business under the name of First Farmers State Bank.

   First Ridge Farm State Bank is a wholly-owned subsidiary of the Registrant. It is a state corporation in Illinois. The bank conducts its business under the name of First Ridge Farm State Bank.

   First Parke State Bank is a wholly-owned subsidiary of the Registrant. It is a state corporation in Indiana. The bank conducts its business under the name of First Parke State Bank.

   First National Bank of Marshall is a wholly-owned subsidiary of the Registrant. It is a national banking association. It is an Illinois corporation. The bank conducts its business under the name of First National Bank.

   First Crawford State Bank is a wholly-owned subsidiary of the Registrant. It is a state corporation in Illinois. The bank conducts its business under the name of First Crawford State Bank.

   The Morris Plan Company is a wholly-owned subsidiary of the Registrant. It is a state corporation in Indiana. The company conducts its business under the name of The Morris Plan Company of Terre Haute, Inc.

--------------------------------------------------------------------------------
FIVE YEAR COMPARISON SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

(Dollar amounts in thousands,
except per share amounts)          1998         1997         1996            1995         1994
-------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Total assets                   $1,849,752    $1,634,936    $1,619,642    $1,545,307    $1,356,375
Investments                       633,365       527,993       582,744       544,289       382,102
Net loans                       1,111,765     1,005,799       918,767       879,516       857,039
Deposits                        1,260,365     1,194,524     1,175,228     1,163,481     1,077,719
Long-term borrowings               96,138        37,237        70,561        56,750        25,672
Shareholders' equity              182,183       165,480       150,377       140,075       122,098

INCOME STATEMENT DATA:
Interest income                   129,137       122,372       115,836       106,330        91,607
Interest expense                   66,430        62,072        57,810        54,144        40,489
Net interest income                62,707        60,300        58,026        52,186        51,118
Provision for loan losses           5,396         5,382         4,461         2,563         2,674
Other income                       10,611         8,957         7,849         7,922         7,382
Other expenses                     42,567        39,629        39,280        38,690        37,616
Net income                         18,558        18,100        15,971        13,897        13,325

PER SHARE DATA:
Net income                           2.58          2.58          2.28          1.98          1.89
Cash dividends                        .84            72           .61           .51           .48

PERFORMANCE RATIOS:
Net income to average assets         1.07%         1.11%         1.03%          .97%         1.00%
Net income to average
     shareholders' equity           10.76         11.74         11.19         10.65         11.07
Average total capital
     to average assets              10.71         10.13          9.80          9.84          9.75
Average shareholders' equity
     to average assets               9.90          9.45          9.19          9.15          9.07
Dividend payout                     32.54         28.06         26.85         25.58         25.22

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                               YEARS ENDED DECEMBER 31,
                                                             ---------------------------
(Dollar amounts in thousands)                                    1998          1997
----------------------------------------------------------------------------------------
ASSETS

Cash and due from banks                                      $    54,877    $    53,815
Federal funds sold                                                   450            280
Investments - available-for-sale                                 633,365        527,993

Loans                                                          1,113,651      1,006,878
   Less:
   Unearned income                                                 1,886          1,079
   Allowance for loan losses                                      16,429         13,503
                                                             -----------    -----------
                                                               1,095,336        992,296

Accrued interest receivable                                       14,704         14,086
Premises and equipment                                            24,426         24,925
Other assets                                                      26,594         21,541
                                                             -----------    -----------
     TOTAL ASSETS                                            $ 1,849,752    $ 1,634,936
                                                             ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
   Non-interest-bearing                                      $   148,747    $   162,880
   Interest-bearing:
     Certificates of deposit of $100,000 or more                 196,773        195,487
     Other interest-bearing deposits                             914,845        836,157
                                                             -----------    -----------
                                                               1,260,365      1,194,524
Short-term borrowings:
   Federal funds purchased and securities sold
     under agreements to repurchase                              100,571         47,015
   Treasury tax and loan open-end note                             3,061          4,282
   Advances from Federal Home Loan Bank                          185,930        167,680
                                                             -----------    -----------
                                                                 289,562        218,977
Long-term borrowings:
   Advances from Federal Home Loan Bank                           89,519         30,596
   Other borrowings                                                6,619          6,641
Other liabilities                                                 21,504         18,718
                                                             -----------    -----------
     TOTAL LIABILITIES                                         1,667,569      1,469,456

Shareholders' equity
   Common stock, $ .125 stated value per share,
   authorized 10,000,000 shares, issued and outstanding
   7,015,504 shares for 1997 and 7,225,483 shares for 1998
   including treasury shares of 91,093 in 1998                       903            877
   Additional capital                                             66,680         59,787
   Retained earnings                                             110,566         98,046
   Accumulated other comprehensive income:
     Unrealized gains on investments, net of tax                   8,123          6,770
   Less: Treasury shares at cost                                  (4,089)          --
                                                             -----------    -----------

     TOTAL SHAREHOLDERS' EQUITY                                  182,183        165,480
                                                             -----------    -----------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $ 1,849,752    $ 1,634,936
                                                             ===========    ===========


The accompanying notes are an integral part of the consolidated financial statements.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

                                                                           YEARS ENDED DECEMBER 31,
                                                                  ------------------------------------------
(Dollar amounts in thousands, except per share data)                 1998             1997           1996
------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
 Loans                                                            $    93,579     $    83,653    $    78,706
 Investment securities:
   Taxable                                                             27,091          31,133         29,835
   Tax-exempt                                                           7,810           7,395          6,811
 Other interest  ncome                                                    657             191            484
                                                                  -----------     -----------    -----------
  TOTAL INTEREST INCOME                                               129,137         122,372        115,836

INTEREST EXPENSE:
 Deposits                                                              50,388          46,285         45,983
 Short-term borrowings                                                 11,260          12,672          7,077
 Long-term borrowings                                                   4,782           3,115          4,750
                                                                  -----------     -----------    -----------
  TOTAL INTEREST EXPENSE                                               66,430          62,072         57,810
                                                                  -----------     -----------    -----------
  NET INTEREST INCOME                                                  62,707          60,300         58,026
 Provision for loan losses                                              5,396           5,382          4,461
                                                                  -----------     -----------    -----------
  NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES                                           57,311          54,918         53,565

OTHER INCOME:
   Trust department income                                              2,179           1,973          1,797
   Service charges on deposit accounts                                  1,317           1,340          1,431
   Other service charges and fees                                       4,207           3,831          3,263
   Investment securities gains (losses)                                   905             407            154
   Other                                                                2,003           1,406          1,204
                                                                  -----------     -----------    -----------
                                                                       10,611           8,957          7,849

OTHER EXPENSES:
   Salaries and employee benefits                                      23,519          22,041         21,222
   Occupancy                                                            2,823           2,870          2,939
   Equipment                                                            3,370           3,189          2,871
   Printing and supplies                                                1,118           1,168          1,216
   Other                                                               11,737          10,361         11,032
                                                                  -----------     -----------    -----------
                                                                       42,567          39,629         39,280

       INCOME BEFORE INCOME TAXES                                      25,355          24,246         22,134

Income tax expense                                                      6,797           6,146          6,163
                                                                  -----------     -----------    -----------
       NET INCOME                                                 $    18,558     $    18,100    $    15,971
                                                                  ===========     ===========    ===========
EARNINGS PER SHARE:

       NET INCOME                                                 $      2.58     $      2.58    $      2.28
                                                                  ===========     ===========    ===========
   Weighted average number of shares outstanding in thousands           7,206           7,016          7,013
                                                                  ===========     ===========    ===========


The accompanying notes are an integral part of the consolidated financial statements.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                      Accumulated
                                                                                         Other
(Dollar amounts in thousands,                      Common  Additional    Retained    Comprehensive   Treasury
 except per share data)                             Stock   Capital      Earnings       Income         Stock           Total
------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1996                          $  805   $   36,048     $ 98,625     $  6,535     $  (1,938)       $ 140,075

Comprehensive income:
    Net income                                         -            -       15,971            -             -           15,971
    Other comprehensive income, net of tax:
      Unrealized gains on securities, net of
         tax of $(1,064)                               -            -            -       (1,976)            -           (1,976)
    Less: reclassification adjustment
         for gains included in net income,
         net of tax of $69                             -            -            -          129             -              129
                                                                                                                     ---------
    Total comprehensive income                         -            -            -            -             -           14,124

Stock dividend, 5%                                    36        9,177       (9,213)           -             -                -
Treasury stock purchase                                -            -            -            -          (132)            (132)
Treasury stock reissuance                              -            -            -            -           600              600
Treasury stock retirement                             (6)      (1,464)           -            -         1,470                -
Cash dividends, $ .61 per share                        -            -       (4,290)           -             -           (4,290)
                                                  ------   ----------     --------     --------     ---------        ---------
Balance, December 31, 1996                           835       43,761      101,093        4,688             -          150,377

Comprehensive income:
    Net income                                         -            -       18,100            -             -           18,100
    Other comprehensive income, net of tax:
      Unrealized gains on securities, net of
         tax of $1,262                                 -            -            -        2,343             -            2,343
      Less: reclassification adjustment
         for gains included in net income,
         net of tax of $141                            -            -            -         (261)            -             (261)
                                                                                                                     ---------
    Total comprehensive income                         -            -            -            -             -           20,182

Stock dividend, 5%                                    42       16,026      (16,068)           -             -                -
Cash dividends, $ .72 per share                        -            -       (5,079)           -             -           (5,079)
                                                  ------   ----------     --------     --------     ---------        ---------
Balance, December 31, 1997                           877       59,787       98,046        6,770             -          165,480

Comprehensive income:
    Net income                                         -            -       18,558            -             -           18,558
    Other comprehensive income, net of tax:
      Unrealized gains on securities, net of
         tax of $1,036                                 -            -            -        1,923             -            1,923
      Less: reclassification adjustment
          for gains included in net income,
           net of tax of $307                          -            -            -         (570)            -             (570)
                                                                                                                     ---------
    Total comprehensive income                         -            -            -            -             -           19,911

    Treasury stock purchase                            -            -            -            -        (4,089)          (4,089)
    Morris Plan acquisition                           26        6,893            -            -             -            6,919
    Cash dividends, $ .84 per share                    -            -       (6,038)           -             -           (6,038)
                                                  ------   ----------     --------     --------     ---------        ---------
Balance, December 31, 1998                        $  903   $   66,680     $110,566     $  8,123     $  (4,089)       $ 182,183
                                                  ======   ==========     ========     ========     =========        =========

The accompanying notes are an integral part of the consolidated financial statements.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                   YEARS ENDED DECEMBER 31,
                                                            -----------------------------------
(Dollar amounts in thousands, except per share data)            1998        1997         1996
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                  $  18,558    $  18,100    $  15,971
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Net amortization of discounts on investment securities        (745)      (1,978)      (2,051)
   Provision for loan losses                                    5,396        5,382        4,461
   Investment securities gains                                   (905)        (407)        (154)
   Provision for depreciation and amortization                  2,541        2,496        2,536
   Provision for deferred income taxes                         (1,010)      (1,055)        (283)
   Net (increase) decrease in accrued interest receivable        (618)         899       (1,385)
   Other, net                                                     723          234         (282)
                                                            ---------    ---------    ---------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                 23,940       23,671       18,813
                                                            ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net (increase) decrease from purchases and maturities of
  interest-bearing deposits with financial institutions          --          1,095          (17)
 Sales and maturities of available-for-sale securities        219,154      229,606      167,416
 Purchases of available-for-sale securities                  (315,933)    (170,217)    (207,659)
 Loans made to customers, net of repayments                   (77,742)     (89,608)     (43,373)
 Net decrease in federal funds sold                               230        1,720        8,000
 Additions to premises and equipment                           (2,398)      (1,591)      (3,037)
                                                            ---------    ---------    ---------
     NET CASH USED BY INVESTING ACTIVITIES                   (176,689)     (28,995)     (78,670)
                                                            ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase from sales and
  redemptions of certificates of deposit                       32,063       21,620       18,549
 Net increase (decrease) in other deposits                      1,505       (2,324)      (6,802)
 Net increase in short-term borrowings                         70,554       11,186       38,962
 Cash dividends                                                (5,624)      (4,677)      (3,720)
 Proceeds from reissuance of treasury stock                        --         --            600
 Purchases of treasury stock                                   (4,089)        --           (132)
 Cash acquired resulting from merger                              470         --             --
 Proceeds from long-term borrowings                            58,932         --         13,825
 Repayments on long-term borrowings                              --        (33,324)         (43)
                                                            ---------    ---------    ---------
     NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES         153,811       (7,519)      61,239
                                                            ---------    ---------    ---------
     NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS       1,062      (12,843)       1,382
     CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR              53,815       66,658       65,276
                                                            ---------    ---------    ---------
     CASH AND CASH EQUIVALENTS, END OF YEAR                 $  54,877    $  53,815    $  66,658
                                                            =========    =========    =========
 SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
  Interest                                                  $  66,233    $  63,243    $  55,585
                                                            =========    =========    =========
  Income taxes                                              $   7,403    $   7,367    $   6,974
                                                            =========    =========    =========


The accompanying notes are an integral part of the consolidated financial statements.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

 1.  BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

     BUSINESS

     ORGANIZATION The consolidated financial statements of First Financial Corporation and its subsidiaries (the Corporation) include the accounts of the parent company and its wholly-owned subsidiaries, Terre Haute First National Bank of Vigo County, Indiana (Terre Haute First), The Morris Plan Company of Terre Haute (Morris Plan), First State Bank of Clay County, Indiana (First State), First Citizens State Bank of Newport, Indiana (Citizens), First Farmers State Bank of Sullivan, Indiana (Farmers), First Parke State Bank of Rockville, Indiana (Parke), First Ridge Farm State Bank of Ridge Farm, Illinois (Ridge Farm), First National Bank of Marshall, Illinois (Marshall) and First Crawford State Bank of Robinson, Illinois (Crawford). All significant inter-company balances and transactions have been eliminated. All dollar amounts, except per share amounts, presented in these notes have been rounded to the nearest thousand.

     The Corporation, which is headquartered in Terre Haute, Indiana, offers a wide variety of financial services including commercial and consumer lending, lease financing, trust account services and depositor services through its nine subsidiaries.

     Terre Haute First is the largest bank in Vigo County. It operates eleven full-service banking branches within the county. It also has a main office in downtown Terre Haute and an operations center/office building on South Third Street in Terre Haute.

     First State has five branch locations in Clay County, a county contiguous to Vigo County. Citizens has four branches, all of which are located in Vermillion County, a county contiguous to Vigo County. Farmers has six branches of which five are located in Sullivan County and one in Greene County. Sullivan County is contiguous to Vigo County. Morris Plan has one branch and is located in Vigo County. Ridge Farm has one branch and is located in Vermilion County, Illinois. Parke has four branches in Parke County, a county contiguous to Vigo County. Marshall has one branch and is located in Clark County, Illinois, a county contiguous to Vigo County. Crawford has three branches of which two are located in Crawford County, Illinois, and one in Lawrence County, Illinois.

     The Corporation operates 36 branches in west central Indiana and east central Illinois. The Corporation's primary source of revenue is derived from loans to customers, primarily middle-income individuals, and investment activities.

     REGULATORY AGENCIES First Financial Corporation is a multi-bank holding company and as such is regulated by various banking agencies. The holding company is regulated by the Seventh District of the Federal Reserve System. The national bank subsidiaries are regulated by the Office of the Comptroller of the Currency. The state bank subsidiaries are jointly regulated by their respective state banking organizations and the Federal Deposit Insurance Corporation.

     SIGNIFICANT ACCOUNTING POLICIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following is a summary of significant accounting policies used in the consolidated financial statements.

     INVESTMENT SECURITIES The Corporation classifies all investment securities as "available-for-sale." Securities classified as "available-for-sale" represent securities that may be sold prior to maturity due to changes in market interest rate risks, prepayment risk, the Corporation's management of its income tax position, general liquidity needs, increases in loan demand or similar factors. Available-for-sale securities are carried at fair value, with the unrealized gains and losses recorded, net of tax, as a separate component of comprehensive income and shareholders' equity. Fluctuation in the securities' fair value, that is considered temporary in nature, has no effect on net income. Realized gains and losses on the sales of investment securities are based on the adjusted cost of the specific security sold. The amortization of premiums and discounts is computed primarily by the straight-line method over the lives of the investments.

     LOANS Interest income on loans is recorded as earned. Loans are placed on non-accrual at the time the loan is 90 days delinquent unless the credit is well collateralized or in the process of collection.

     LEASE FINANCING Terre Haute First provides equipment financing to customers through a variety of lease arrangements principally classified as direct financing leases. Leases are carried at the aggregate of lease payments receivable plus estimated residual values. Unearned income on the leases is amortized over the lease terms resulting in an approximate level rate of return.

     ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is maintained at a level considered adequate to provide for loan losses and is based on management's evaluation of potential losses in the loan portfolio, as well as prevailing and anticipated economic conditions. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrowers' ability to pay, overall portfolio quality and review of specific problem loans.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     PREMISES AND EQUIPMENT Premises and equipment are recorded on the basis of cost less accumulated depreciation. The provision for depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets. Any gain or loss on the retirement of assets, which was not significant in 1998, 1997 or 1996, is recognized currently. The estimated useful life for equipment ranges from three to seven years and the estimated useful life for premises is approximately 27 years.

     INCOME TAXES The Corporation utilizes the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     CASH AND CASH EQUIVALENTS For purposes of cash flows, cash and cash equivalents include cash and due from banks.

     EARNINGS PER SHARE Earnings per share is calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. The Corporation does not have any dilutive securities.

     RECLASSIFICATIONS Certain amounts in the 1996 and 1997 consolidated financial statements have been reclassified to conform with the 1998 presentation.

     RECENTLY ISSUED ACCOUNTING STANDARDS Effective January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes a new framework for segment reporting. The Corporation adopted SFAS No. 131 in 1998 and determined that it has only one segment of reporting as presented in the consolidated balance sheets and statements of income. The Corporation does not have significant revenues from external customers domiciled outside of the United State or place significant reliance on major customers. As many of the assets of the Corporation are used for the various products and services provided to customers, an allocation of revenues and expenses for each major product or service is considered impracticable to determine for the years ended December 31, 1998, 1997 and 1996.

     SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," was adopted by the Corporation in 1998. This statement does not change the measurement or recognition of the benefit plans, but it standardizes the disclosure requirements for pensions and other postretirement benefits.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133, which will be adopted by the Corporation in 2000, is not anticipated to have a material impact on the Corporation's financial position or results of operations.

2.   FAIR VALUES OF FINANCIAL INSTRUMENTS

     These accompanying notes to the consolidated financial statements include certain disclosures for financial instruments recorded on the consolidated balance sheets at December 31, 1998 and 1997. The fair value estimates are made at a discrete point in time based on relevant market and financial instrument information. Since a market may not exist for a significant portion of the Corporation's financial instruments, these estimates are based on judgment regarding future expected loss experience, current economic conditions, credit risk characteristics, and other factors. These estimates are subjective in nature, involve uncertainties and matters of significant judgment, and cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and values of assets and liabilities not considered financial instruments. The following methodologies and assumptions were used to estimate fair value disclosures for financial instruments:

     CASH AND DUE FROM BANKS, INTEREST-BEARING DEPOSITS WITH FINANCIAL INSTITUTIONS AND FEDERAL FUNDS SOLD: The carrying values for these financial instruments approximate their fair values.

     INVESTMENT SECURITIES: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or dealer quotes.

     LOANS: For variable-rate loans that reprice frequently with no significant change in credit risk, carrying value approximates fair value. The fair values for conforming residential mortgage loans are based on quoted market prices of similar loans sold in the secondary market. The fair values for residential mortgage loans held for investment, commercial loans, real estate loans, consumer loans, and lease financing are estimated using discounted cash flow analyses, using interest rates being

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)
--------------------------------------------------------------------------------

     offered for loans with similar terms and credit risk. For significant non-performing loans, fair value is based upon discounted cash flows using a rate commensurate with the credit risk or recent appraisals. The carrying value of accrued interest, adjusted for credit risk, approximates its fair value.

     DEPOSITS: The fair values disclosed for non-interest- and interest-bearing demand and savings deposits approximate their carrying values. The fair value of retaining deposit relationships in the future, known as a core deposit intangible which is material, is not considered in the fair value disclosed nor is it recorded in the balance sheets. Fair values for fixed rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits with comparable maturities. The carrying value of accrued interest on deposits approximates its fair value.

     SHORT-TERM BORROWINGS: The fair values of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their carrying values.

     LONG-TERM BORROWINGS: The fair values of the long-term borrowings are estimated using discounted cash flow analyses, based on rates available to the Corporation for similar types of borrowings.

     OFF-BALANCE-SHEET INSTRUMENTS: Fair values for off-balance-sheet instruments (guarantees and commitments) are based on fees currently charged to enter similar agreements, considering the remaining terms of the agreements and the counterparties' credit standing. The fair values of the Corporation's off-balance-sheet financial instruments at December 31, 1998 and 1997 were immaterial.

     The following table presents a summary of the carrying amounts and fair values of the Corporation's financial instruments at December 31, 1998 and 1997.


                                                                                         DECEMBER 31,
                                                                  ------------------------------------------------------
                                                                              1998                        1997
                                                                  -------------------------   --------------------------
                                                                   CARRYING         FAIR       CARRYING         FAIR
(Dollar Amounts In Thousands)                                        VALUE         VALUE         VALUE          VALUE
------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                           $    54,877     $  54,877   $    53,815    $    53,815
Federal funds sold                                                        450           450           280            280
Available-for-sale investment securities (Note 4)                     633,365       633,365       527,993        527,993
Loans (Note 5)                                                      1,113,651     1,112,011     1,006,878      1,005,362
Accrued interest receivable                                            14,704        14,704        14,086         14,086
Deposits (Note 8)                                                   1,260,365     1,270,450     1,194,524      1,199,869
Short-term borrowings (Note 8)                                        289,562       289,562       218,977        218,977
Long-term borrowings (Note 9)                                          96,138        97,935        37,237         37,375


3.   RESTRICTIONS ON CASH AND DUE FROM BANKS:
     Certain affiliate banks are required to maintain average reserve balances with the Federal Reserve Bank. The amount of those reserve balances was approximately $15.4 million and $13.4 million at December 31, 1998 and 1997, respectively.


4.   INVESTMENT SECURITIES:
     The amortized cost, estimated fair value and carrying value of investment securities are summarized as follows:


                                                                         DECEMBER 31, 1998
                                                 --------------------------------------------------------------

                                                                  UNREALIZED
                                                 AMORTIZED   ----------------------       FAIR        CARRYING
(Dollar amounts in thousands)                      COST       GAINS        LOSSES        VALUE          VALUE
---------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE:
   United States Government                      $168,813    $   1,981    $    (111)    $170,683       $170,683
   United States Government agencies              222,586        2,086         (139)     224,533        224,533
   Collateralized mortgage obligations              9,474           89           (8)       9,555          9,555
   State and municipal                            155,572        6,999         (335)     162,236        162,236
   Corporate obligations                           66,307           51            -       66,358         66,358
                                                 --------    ---------    ---------     --------       --------
       TOTAL                                     $622,752    $  11,206    $    (593)    $633,365       $633,365
                                                 ========    =========    =========     ========       ========

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                         DECEMBER 31, 1997
                                                 --------------------------------------------------------------

                                                                  UNREALIZED
                                                 AMORTIZED   ----------------------       FAIR        CARRYING
(Dollar amounts in thousands)                      COST       GAINS        LOSSES        VALUE          VALUE
---------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE:
   United States Government                      $  81,149   $ 1,369      $  (47)      $  82,471      $  82,471
   United States Government agencies               240,627     1,991        (381)        242,237        242,237
   Collateralized mortgage obligations              46,986       432         (75)         47,343         47,343
   State and municipal                             148,748     5,318        (129)        153,937        153,937
   Corporate obligations                             1,983        22           -           2,005          2,005
                                                 ---------   -------      ------       ---------      ---------
       TOTAL                                     $ 519,493   $ 9,132      $ (632)      $ 527,993      $ 527,993
                                                 =========   =======      ======       =========      =========

As of December 31, 1998, the Corporation does not have any securities from any issuer with an aggregate book value or fair value that exceeds ten percent of shareholders' equity.

Investment securities with a par value amounting to approximately $89.3 million and $85.9 million at December 31, 1998 and 1997, respectively, were pledged as collateral for borrowings and for other purposes.

The carrying value and estimated fair values of investment securities as of December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without penalties. Also shown for 1998 are the weighted average yields computed on a tax equivalent basis, assuming a federal income tax rate of 35%.


                                                   AVAILABLE-FOR-SALE
                                               -------------------------   WEIGHTED
                                               AMORTIZED          FAIR      AVERAGE
   (Dollar amounts in thousands)                  COST           VALUE       YIELDS
-----------------------------------------------------------------------------------
   Due in one year or less                     $  48,737       $  48,854     5.77%
                                                                             =====
   Due after one but within five years            46,282          48,063     7.64%
                                                                             =====
   Due after five but within ten years           114,289         117,287     7.22%
                                                                             =====
   Due after ten years                           114,512         117,281     7.53%
                                                                             =====
   Mortgage backed securities                    298,932         301,880     6.96%
                                               ---------       ---------     =====
          TOTAL                                $ 622,752       $ 633,365
                                               =========       =========


Below is a summary of the gross gains and losses and the net gain (loss) realized by the Corporation from investments sold during the years ended December 31, 1998, 1997 and 1998. Sales proceeds from available-for-sale securities aggregated $111.5 million, $177.8 million and $135.0 million in 1998, 1997 and 1996, respectively.


   (Dollar amounts in thousands)                  1998            1997       1996
----------------------------------------------------------------------------------
   Gross gains                                 $     967       $     722    $ 588
   Gross losses                                      (62)           (315)    (434)
                                               ---------       ---------    -----
   Net gain                                    $     905       $     407    $ 154
                                               =========       =========    =====

5. LOANS:

   Loans are summarized as follows:


                                                     DECEMBER 31,
                                             ---------------------------
                                                 1998           1997
                                             -----------     -----------
                                               CARRYING       CARRYING
(Dollar amounts in thousands)                   VALUE           VALUE
------------------------------------------------------------------------
   Commercial, financial and agricultural    $   233,080     $   229,855
   Real estate - construction                     32,880          23,734
   Real estate - mortgage                        636,615         561,466
   Installment                                   205,251         188,552
   Lease financing                                 5,825           3,271
                                             -----------     -----------
      TOTAL                                  $ 1,113,651     $ 1,006,878
                                             ===========     ===========

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)
--------------------------------------------------------------------------------

     In the normal course of business, the Corporation's subsidiary banks make loans to directors and executive officers and to their associates. These related party loans are consistent with sound banking practices and are within applicable bank regulatory lending limitations. In 1998 the aggregate dollar amount of these loans to directors and executive officers who held office at the end of the year amounted to $38.5 million at the beginning of the year. During 1998, advances of $50.1 million and repayments of $45.2 million were made with respect to related party loans for an aggregate dollar amount of $43.4 million at December 31, 1998. The amount of such loans aggregated $36.7 million at December 31, 1997.


6.   ALLOWANCE FOR LOAN LOSSES:
     Changes in the allowance for loan losses are summarized as follows:

                                                                     DECEMBER 31,
                                                        -------------------------------------
     (Dollar amounts in thousands)                         1998         1997          1996
---------------------------------------------------------------------------------------------
     Balance at beginning of year                       $  13,503     $  10,756     $ 10,616
     Allowance resulting from merger                          970             -            -
     Provision for loan losses                              5,396         5,382        4,461
     Recoveries of loans previously charged off             1,196         1,180        1,080
     Loans charged off                                     (4,636)       (3,815)      (5,401)
                                                        ---------     ---------     --------
        BALANCE AT END OF YEAR                          $  16,429     $  13,503     $ 10,756
                                                        =========     =========     ========

7.   PREMISES AND EQUIPMENT:

     Premises and equipment are summarized as follows:

                                                                     DECEMBER 31,
                                                        -------------------------------------
     (Dollar amounts in thousands)                         1998                       1997
---------------------------------------------------------------------------------------------
      Land                                              $   3,632                   $  3,291
      Building and leasehold improvements                  24,772                     24,156
      Furniture and equipment                              22,202                     21,187
                                                        ---------                   --------
                                                           50,606                     48,634
      Less accumulated depreciation                       (26,180)                   (23,709)
                                                        ---------                   --------
         TOTAL                                          $  24,426                   $ 24,925
                                                        =========                   ========


8.   DEPOSITS AND SHORT-TERM BORROWINGS:

     The carrying and fair values of deposits are as follows at December 31, 1998 and 1997:


                                                                                 1998                        1997
                                                                    -------------------------   --------------------------
                                                                      CARRYING         FAIR       CARRYING         FAIR
     (Dollar amounts in thousands)                                      VALUE         VALUE         VALUE          VALUE
--------------------------------------------------------------------------------------------------------------------------
     Non-interest-bearing demand deposits                           $   148,747    $  148,747    $  162,880     $  162,880
     Interest-bearing demand deposits                                   291,211       291,211       255,373        255,373
     Savings deposits                                                   115,181       115,181       105,870        105,870
--------------------------------------------------------------------------------------------------------------------------
     Time deposits:
       $100,000 or more                                                 196,773       198,196       195,487        195,851
       Other time deposits                                              508,453       517,115       474,914        479,895
                                                                    -----------    ----------    ----------     ----------
                                                                    $ 1,260,365    $1,270,450    $1,194,524     $1,199,869
                                                                    ===========    ==========    ==========     ==========



     The aggregate carrying value of short-term borrowings was $289.6 million and $219.0 million at December 31, 1998 and 1997, respectively. The weighted average interest rate was 5.40% and 5.33% for 1998 and 1997, respectively.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The amounts and interest rates related to federal funds purchased and securities sold under agreements to repurchase are presented below:


     (Dollar amounts in thousands)                               1998            1997            1996
     ----------------------------------------------------------------------------------------------------
     Average amount outstanding                               $   45,266      $  46,907      $   30,476
     Maximum amount outstanding at a month end                   102,513         74,774          72,337
     Average interest rate during year                              5.51%          5.68%           5.54%
     Interest rate at year end                                      5.60%          6.00%           6.25%

     The amounts and interest rates for advances from the Federal Home Loan Bank are as follows:



     (Dollar amounts in thousands)                                1998           1997            1996
     ----------------------------------------------------------------------------------------------------
     Average amount outstanding                               $  228,038      $ 213,629      $  166,096
     Maximum amount outstanding at a month end                   275,744        220,969         204,169
     Average interest rate during year                              5.32%          5.21%           5.20%
     Interest rate at year end                                      5.31%          5.78%           5.94%


9.   LONG-TERM BORROWINGS:

     Long-term borrowings at December 31, 1998 and 1997 are summarized as follows:


                                                                                 1998                        1997
                                                                    -------------------------   --------------------------
                                                                      CARRYING         FAIR       CARRYING         FAIR
        (Dollar amounts in thousands)                                   VALUE         VALUE         VALUE          VALUE
--------------------------------------------------------------------------------------------------------------------------
        City of Terre Haute, Indiana adjustable tender
          economic development revenue bonds, series 1985           $     6,600   $     6,600   $    6,600     $    6,600
        Other                                                                19            19           41             41
                                                                    -----------   -----------   ----------     ----------
          TOTAL                                                     $     6,619   $     6,619   $    6,641     $    6,641
                                                                    ===========   ===========   ==========     ==========
        Advances from the Federal Home Loan Bank                        275,449       277,246      198,276        198,414
        Advances classified as short-term borrowings                   (185,930)     (185,930)    (167,680)      (167,680)
                                                                    -----------   -----------   ----------     ----------
        Advances classified as long-term borrowings                 $    89,519   $    91,316   $   30,596     $   30,734
                                                                    ===========   ===========   ==========     ==========

     The aggregate minimum annual retirements of long-term borrowings are as follows:

                              1999                           $ 185,930
                              2000                              45,657
                              2001                              30,847
                              2002                               1,995
                              2003                               6,260
                              Thereafter                        11,379
                                                             ---------
                                                              $282,068
                              Less current portion            (185,930)
                                                             ---------
                                                             $  96,138
                                                             =========

     The economic development revenue bonds (bonds) require periodic interest payments each year until maturity or redemption. The interest rate, which was 4.10% at December 31, 1998, and 3.80% at December 31, 1997, is determined by a formula which considers rates for comparable bonds and is adjusted periodically based on the frequency selected by the bondholder at the date of purchase. The bonds are collateralized by a first mortgage on the Corporation's headquarters building. The bonds mature December 1, 2015, and bondholders may periodically require earlier redemption.

     The Corporation may use funds available under a letter of credit from another financial institution to repay principal on bonds redeemed during the term of the letter of credit. The letter of credit expires November 1, 1999 and is deemed to be automatically extended without amendment for one year from the expiration date. No bonds were redeemed during 1998. Assuming that any redemptions required under the bonds will be funded by the letter of credit, or by other similar borrowings, if redemptions occur after 1998, there are no principal maturities of the bonds within the next five years.

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)
--------------------------------------------------------------------------------

     The above debt agreements require the Corporation to meet certain financial covenants. The most restrictive covenants require the Corporation to maintain a Tier I capital ratio of at least 6.2% and net income to average assets of 0.6%. At December 31, 1998 and 1997, the Corporation was in compliance with all of its debt covenants.

     All of the Corporation's Indiana subsidiary banks are members of the Federal Home Loan Bank (FHLB) of Indianapolis and, accordingly, are permitted to obtain advances. The advances from the FHLB, aggregating $275.4 million at December 31, 1998, accrue interest at annual rates varying from 4.8% to 8.0%. The advances are due at various dates through September 2017.

     FHLB advances must be secured by eligible collateral as specified by the FHLB. Accordingly, the Corporation has a blanket pledge of its first mortgage loan portfolio as collateral for the advances outstanding at December 31, 1998, with a required minimum ratio of collateral to advances of 160%.


10.  INCOME TAXES:

     Income tax expense is summarized as follows:

     (Dollar amounts in thousands)       1998           1997        1996
------------------------------------------------------------------------------
     Federal:
       Currently payable               $  5,526      $   5,164    $   4,772
       Deferred                            (886)          (833)        (315)
                                       --------      ---------    ---------
                                          4,640          4,331        4,457
    State:
       Currently payable                  2,289          2,037        1,750
       Deferred                            (132)          (222)         (44)
                                       --------      ---------    ---------
                                          2,157          1,815        1,706
                                       --------      ---------    ---------
        TOTAL                          $  6,797      $   6,146    $   6,163
                                       ========      =========    =========

     Income tax expense with respect to investment securities gains amounted to approximately $243 thousand, $103 thousand and $43 thousand in 1998, 1997 and 1996, respectively.

     The major components of deferred income taxes are as follows:

     (Dollar amounts in thousands)       1998           1997        1996
------------------------------------------------------------------------------
     Provision for loan losses         $   (781)     $  (1,113)   $    (364)
     Lease financing                        (97)           (10)         (96)
     Depreciation                            82            226          266
     Pension expense                        130             95          (16)
     Deferred compensation                  (18)           (19)         (34)
     Other, net                            (334)          (234)        (114)
                                       --------      ---------    ---------
        TOTAL                          $ (1,018)     $  (1,055)   $    (358)
                                       ========      =========    =========

     The reconciliation of income tax expense with the amount computed by applying the statutory federal income tax rate to income before income taxes is summarized as follows:

     (Dollar amounts in thousands)       1998           1997        1996
------------------------------------------------------------------------------
     Federal income taxes computed
      at the statutory rate            $  8,829      $   8,486    $   7,747
     Add (deduct) tax effect of:
     Nontaxable income from
      tax-exempt investments and loans   (3,016)        (3,081)      (2,228)
     State tax, net of federal benefit    1,402          1,180        1,110
     Investment tax credit                 (587)          (491)        (280)
     Other, net                             169             52         (186)
                                       --------      ---------    ---------
                                         (2,032)        (2,340)      (1,584)
                                       --------      ---------    ---------
        TOTAL                          $  6,797      $   6,146    $   6,163
                                       ========      =========    =========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1997, are as follows:

    (Dollar amounts in thousands)                                                       1998         1997
-----------------------------------------------------------------------------------------------------------
    Deferred tax assets:
      Loans, principally the allowance for loan losses                                $  6,646     $  5,472
      Deferred compensation                                                                588          570
      Compensated absences, principally due to accrual
        for financial reporting purposes                                                   282          267
      Other                                                                                705          428
                                                                                      --------     --------
        Total gross deferred tax assets                                               $  8,221     $  6,737
                                                                                      --------     --------
    Deferred tax liabilities:
      Unrealized gains on available-for-sale securities                                 (5,409)      (4,464)
      Premises and equipment, principally due to differences in depreciation            (1,250)      (1,168)
      Lease financing, principally due to basis differences between tax
        and financial reporting                                                           (204)        (301)
      Pensions, principally due to amounts that are nondeductible until paid              (792)        (662)
      Other                                                                               (307)        (227)
                                                                                      --------     --------
        Total gross deferred liabilities                                                (7,962)      (6,822)
                                                                                      --------     --------
        Net deferred tax assets (liabilities)                                         $    259     $    (85)
                                                                                      ========     ========

11. SHAREHOLDERS' EQUITY:


    At December 31, 1998 and 1997, approximately $42.0 million and $38.6 million, respectively, of undistributed earnings of the subsidiary banks, included in consolidated retained earnings, were available for distribution to the parent company as dividends without regulatory approval. In practice, the Corporation further limits dividends to maintain adequate capital.

12. COMMITMENTS AND CONTINGENCIES:

    In the normal course of business, the Corporation is subject to various claims and other pending and possible legal actions. Management believes that the results of these claims and possible legal actions will not have a material adverse effect on the Corporation's financial position or results of operations.

13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

    The Corporation grants loans to customers primarily in west central Indiana and east central Illinois. Substantially all loans are collateralized by specific items including accounts receivable; inventory; property, plant and equipment; consumer assets; residential and commercial real estate and income-producing commercial properties.

    The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include conditional commitments and standby letters of credit. The financial instruments involve to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the financial statements. The Corporation's maximum exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans is limited generally by the contractual amount of those instruments. The Corporation follows the same credit policy to make such commitments as is followed for those loans recorded in the consolidated financial statements.

    The Corporation had unused lines of credit of $159.0 million and $122.8 million and commitments to extend credit of $7.2 million and $3.9 million as of December 31, 1998 and 1997, respectively. In addition, the Corporation had outstanding commitments of $2.4 million and $2.5 million under standby letters of credit as of December 31, 1998 and 1997, respectively. The fair values of the Corporation's off-balance-sheet financial instruments at December 31, 1998 and 1997 were immaterial.

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)
--------------------------------------------------------------------------------

14.  RETIREMENT PLANS:

     Substantially all employees of the Corporation are covered by a retirement program that consists of a defined benefit plan and an employee stock ownership plan (ESOP). Benefits under the defined benefit plan are actuarially determined based on an employee's service and compensation, as defined, and funded as necessary.

     Assets in the ESOP are considered in calculating the funding to the defined benefit plan required to provide such benefits. Any shortfall of benefits under the ESOP are to be provided by the defined benefit plan. The ESOP may provide benefits beyond those determined under the defined benefit plan. Contributions to the ESOP are determined by the Corporation's Board of Directors. The Corporation made contributions to the defined benefit plan of $350 thousand, $109 thousand and $623 thousand in 1998, 1997 and 1996, respectively. The Corporation contributed $750 thousand, $726 thousand and $600 thousand to the ESOP in 1998, 1997 and 1996, respectively.

     Pension expense included the following components:

     (Dollar amounts in thousands)                            1998         1997         1996
------------------------------------------------------------------------------------------------
     Service cost - benefits earned                        $  1,183     $   1,222      $   957
     Interest cost on projected benefit obligation            2,091         1,527          870
     Expected return on plan assets                          (2,361)       (1,505)        (997)
     Net amortization and deferral                             (159)          (37)        (158)
                                                           --------     ---------      -------
     Total pension expense                                 $    754     $   1,207      $   672
                                                           ========     =========      =======

     The information below sets forth the change in benefit obligation, reconciliation of plan assets, and the funded status of the Corporation's retirement program. Actuarial present value of benefits is based on service to date and present pay levels.


                                                                                      DECEMBER 31,
                                                                                ------------------------
     (Dollar amounts in thousands)                                                1998           1997
--------------------------------------------------------------------------------------------------------
     Change in benefit obligation:
       Benefit obligation at January 1                                          $ 29,577       $ 20,393
       Service cost                                                                1,183          1,222
       Interest cost                                                               2,091          1,527
       Actuarial (gain) loss                                                      (5,075)         6,975
       Benefits paid                                                                (278)          (540)
                                                                                --------       --------
       Benefit obligation at December 31                                          27,498         29,577
                                                                                --------       --------
     Reconciliation of fair value of plan assets:
       Fair value of plan assets at January 1                                     29,562         18,847
       Actual return on plan assets                                               (4,605)        10,252
       Employer contributions                                                      1,075          1,003
       Benefits paid                                                                (278)          (540)
                                                                                --------       --------
       Fair value of plan assets at December 31                                   25,754         29,562
                                                                                --------       --------
     Funded status:
       Funded status at December 31                                               (1,744)           (15)
       Unrecognized transition obligation                                           (348)          (522)
       Unrecognized prior service cost                                                64             79
       Unrecognized net actuarial cost                                             4,017          2,126
                                                                                --------       --------
       Prepaid pension asset recognized in the consolidated balance sheets      $  1,989       $  1,668
                                                                                --------       --------
     Principal assumptions used:
       Discount rate                                                                6.50%          7.00%
       Rate of increase in compensation levels                                      5.00%          5.00%
       Expected long-term rate of return on plan assets                             8.00%          8.00%

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The Corporation also provides medical benefits to its employees subsequent to their retirement. Accrued postretirement benefits as of December 31, 1998 and 1997 are as follows:

                                                      FISCAL YEAR ENDING DECEMBER 31,
                                                     ---------------------------------
     (Dollar amounts in thousands)                      1998                    1997
     ---------------------------------------------------------------------------------
     Change in benefit obligation:
        Benefit obligation at January 1              $   2,452               $   2,299
        Service cost                                        48                      41
        Interest cost                                      165                     166
        Plan participants' contributions                    15
        Actuarial (gain) loss                               59                     117
        Actual benefits paid                              (133)                   (171)
                                                     ---------               ---------
        Benefit obligation at December 31            $   2,606               $   2,452
                                                     =========               =========
     Reconciliation of funded status:
        Funded status                                $   2,606               $   2,452

        Unrecognized transition obligation           $    (905)              $    (966)
        Unrecognized net gain (loss)                      (807)                   (777)
                                                     ---------               ---------
        Accrued benefit cost                         $     894               $     709
                                                     =========               =========

     The postretirement benefits paid in 1998 and 1997 of $133 thousand and $171 thousand, respectively, were fully funded by company and participant contributions. There were no other changes to plan assets in 1998 and 1997.

     Weighted-average assumptions as of December 31:

                                                       FISCAL YEAR ENDING DECEMBER 31,
                                                     ----------------------------------
                                                          1998                   1997
     ----------------------------------------------------------------------------------
     Discount rate                                        6.50%                   7.00%
     Initial weighted health care cost trend rate         9.50%                  10.00%
     Ultimate health care cost trend rate                 5.50%                   5.50%

     Pension expense included the following components:

                                                                OTHER BENEFITS
                                                     ---------------------------------
     (Dollar amounts in thousands)                      1998         1997       1996
--------------------------------------------------------------------------------------
     Service cost                                    $      48     $     41   $     50
     Interest cost                                         165          166        169
     Amortization of transition obligation                  60           61         60
     Recognized actuarial loss                              30           25         41
                                                     ---------     --------   --------
     Net periodic benefit cost                       $     303     $    293   $    320
                                                     =========     ========   ========

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

                                                     1% POINT                 1% POINT
                                                     INCREASE                 DECREASE
---------------------------------------------------------------------------------------
     Effect on total of service and interest cost
      components                                     $       6                $     (6)
     Effect of postretirement benefit obligation     $      96                $    (89)

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (Continued)
--------------------------------------------------------------------------------

15. THE MORRIS PLAN COMPANY ACQUISITION:

    In March 1998, the Corporation completed its acquisition of The Morris Plan Company of Terre Haute, Inc. (Morris Plan), whose assets total approximately $38 million. In exchange for all of the outstanding common stock of Morris Plan, the Corporation issued 210,000 shares of its common stock. The acquisition was accounted for using purchase accounting and resulted in goodwill of $2.4 million, which will be amortized over approximately 15 years.

16. REGULATORY MATTERS:

    The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the CorporationOs financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of Total and Tier I Capital to risk-weighted assets, and of Tier I Capital to average assets. Management believes, as of December 31, 1998 and 1997, that the Corporation meets all capital adequacy requirements to which it is subject.

    As of December 31, 1998, the most recent notification from the respective regulatory agencies categorized the Corporation and its subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Corporation must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Corporation's category.

                                                                                    TO BE WELL CAPITALIZED
                                                                   FOR CAPITAL     UNDER PROMPT CORRECTIVE
                                                ACTUAL          ADEQUACY PURPOSES     ACTION PROVISIONS
                                      ----------------------   ------------------- ------------------------
   (Dollar amounts in thousands)          AMOUNT      RATIO      AMOUNT     RATIO     AMOUNT        RATIO
-----------------------------------------------------------------------------------------------------------
   AS OF DECEMBER 31, 1998
     Total Capital
       (to Risk-Weighted Assets)      $   185,429     16.29%   > $91,077   > 8.0%    > $113,846    > 10.0%
     Tier I Capital                                            -           -         -             -
       (to Risk-Weighted Assets)          171,171     15.04%   >  45,538   > 4.0%    >   68,308    >  6.0%
     Tier I Capital                                            -           -         -             -
       (to Average Assets)                171,171      9.83%   >  69,668   > 4.0%    >   87,085    >  5.0%
                                                               -           -         -             -
   AS OF DECEMBER 31, 1997
     Total Capital
       (to Risk-Weighted Assets)      $   171,624     17.10%   > $80,270   > 8.0%    > $100,338    > 10.0%
     Tier I Capital                                            -           -         -             -
       (to Risk-Weighted Assets)          158,626     15.81%   >  40,135   > 4.0%    >   60,203    >  6.0%
     Tier I Capital                                            -           -         -             -
       (to Average Assets)                158,626      9.73%   >  65,230   > 4.0%    >   81,537    >  5.0%
                                                               -           -         -             -

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

17.  PARENT COMPANY CONDENSED FINANCIAL STATEMENTS:

     The parent company's condensed balance sheets as of December 31, 1998 and 1997, and the related condensed statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1998, are as follows:

     BALANCE SHEETS

                                                                          DECEMBER 31,
                                                                 ----------------------------
     (Dollar amounts in thousands)                                  1998              1997
     ----------------------------------------------------------------------------------------
     ASSETS
        Cash deposits in affiliated banks                        $   11,054        $    3,590
        Investments in bank subsidiaries                            167,721           160,943
        Land and headquarters building, net                           7,075             7,238
        Other                                                         8,816             5,551
                                                                 ----------        ----------
            TOTAL ASSETS                                         $  194,666        $  177,322
                                                                 ==========        ==========
     LIABILITIES AND SHAREHOLDERS' EQUITY

     LIABILITIES:
        Long-term borrowings                                     $    7,080        $    7,224
        Dividends payable                                             3,154             2,740
        Other liabilities                                             2,249             1,878
                                                                 ----------        ----------
            TOTAL LIABILITIES                                        12,483            11,842
                                                                 ----------        ----------
     SHAREHOLDERS' EQUITY:
        Common stock                                                    903               877
        Additional capital                                           66,680            59,787
        Retained earnings                                           110,566            98,046
        Unrealized gains on available-for-sale investments
          of bank subsidiaries, net of taxes                          8,123             6,770
        Less: Treasury shares at cost                                (4,089)                -
                                                                 ----------        ----------
            TOTAL SHAREHOLDERS' EQUITY                              182,183           165,480
                                                                 ----------        ----------
            TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $  194,666        $  177,322
                                                                 ==========        ==========

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
--------------------------------------------------------------------------------

     STATEMENTS OF INCOME AND RETAINED EARNINGS


                                                                          YEARS ENDED DECEMBER 31,
                                                                 ---------------------------------------
     (Dollar amounts in thousands)                                  1998          1997          1996
     ---------------------------------------------------------------------------------------------------
     Income:
        Dividends from bank subsidiaries                         $  17,815     $    6,431     $    5,008
        Other income                                                   899            933            861
                                                                 ---------     ----------     ----------
          Total income                                              18,714          7,364          5,869

     Expenses:
        Interest on long-term borrowings                               335            355            354
        Other operating expenses                                     1,684          1,498          1,254
                                                                 ---------     ----------     ----------
          Total operating expenses                                   2,019          1,853          1,608
                                                                 ---------     ----------     ----------
          Income before income taxes and equity
            in undistributed earnings of bank subsidiaries          16,695          5,511          4,261
        Income tax credit                                              738            457            329
                                                                 ---------     ----------     ----------
          Income before equity in undistributed
            earnings of bank subsidiaries                           17,433          5,968          4,590

     Equity in undistributed earnings of bank subsidiaries           1,125         12,132         11,381
                                                                 ---------     ----------     ----------
          Net income                                                18,558         18,100         15,971
     Retained earnings at beginning of year                         98,046        101,093         98,625
                                                                 ---------     ----------     ----------
                                                                   116,604        119,193        114,596
     Cash dividends                                                 (6,038)        (5,079)        (4,290)
     Stock dividends                                                     -        (16,068)        (9,213)
                                                                 ---------     ----------     ----------
     Retained earnings at end of year                            $ 110,566     $   98,046     $  101,093
                                                                 =========     ==========     ==========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS

                                                                           YEARS ENDED DECEMBER 31,
                                                                   -------------------------------------------
(Dollar amounts in thousands)                                        1998              1997            1996
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                         $18,558          $ 18,100         $ 15,971
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation                                                        172               171              171
   Equity in undistributed earnings of bank subsidiaries            (1,125)          (12,132)         (11,381)
   Increase (decrease) in other liabilities                            286               (11)            (965)
   (Increase) decrease in other assets                                (542)             (282)              22
                                                                   -------          --------         --------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                      17,349             5,846            3,818

CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal payments on long-term borrowings                         (145)             (116)            (117)
   Proceeds from reissuance of treasury stock                          (27)                -              600
   Purchase of treasury stock                                       (4,089)                -             (131)
   Dividends paid                                                   (5,624)           (4,677)          (3,721)
                                                                   -------          --------         --------
     NET CASH USED BY FINANCING ACTIVITIES                          (9,885)           (4,793)          (3,369)
                                                                   -------          --------         --------
     NET INCREASE IN CASH                                            7,464             1,053              449
     CASH, BEGINNING OF YEAR                                         3,590             2,537            2,088
                                                                   -------          --------         --------
     CASH, END OF YEAR                                             $11,054          $  3,590         $  2,537
                                                                   =======          ========         ========
   Supplemental disclosures of cash flow information:
    Cash paid during the year for:
     Interest                                                      $   311          $    360         $    368
                                                                   =======          ========         ========
     Income taxes                                                  $ 7,403          $  7,367         $  6,974
                                                                   =======          ========         ========

--------------------------------------------------------------------------------
RESPONSIBILITY FOR FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

To the Shareholders and Board of Directors of First Financial Corporation:

     The management of First Financial Corporation has prepared and is responsible for the preparation and accuracy of the financial statements and other information included in this report. The financial statements have been prepared in accordance with generally accepted accounting principles and where appropriate, include amounts based on judgments and estimates by management.

     To fulfill its responsibility, the Corporation maintains and continues to refine a system of internal accounting controls and procedures to provide reasonable assurance that (i) the Corporation's assets are safeguarded; (ii) transactions are executed in accordance with proper management authorization; and (iii) financial records are reliable for the preparation of financial statements. The design, monitoring and revision of internal accounting control systems involve, among other things, management judgments with respect to the relative costs and expected benefits of such control procedures.

     Management assessed First Financial Corporation's internal control structure over financial reporting as of December 31, 1998. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control -- Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Corporation maintained an effective internal control structure over financial reporting as of December 31, 1998.

     PricewaterhouseCoopers L.L.P. performs an independent audit of the Corporation's financial statements for the purpose of determining that such statements are presented in conformity with generally accepted accounting principles and their report appears below. The independent accountants are appointed based upon recommendations by the Examining and Trust Audit Committee and approved by the Board of Directors.

     The Examining and Trust Audit Committee of the Board of Directors, composed of three outside directors, meets periodically with the Corporation's management and the independent accountants to discuss the audit scope and findings as well as address internal control systems and financial reporting matters. The independent accountants have direct access to the Examining and Trust Audit Committee.



/s/ Donald E. Smith                                        /s/ Michael A. Carty
-------------------                                        --------------------
Donald E. Smith                                            Michael A. Carty
President & Chief Executive Officer                        Treasurer


--------------------------------------------------------------------------------
REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

To the Shareholders and Board of Directors of First Financial Corporation:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and shareholders' equity and of cash flows present fairly, in all material respects, the financial position of First Financial Corporation and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers L L P
--------------------------------
Indianapolis, Indiana
January 22, 1999

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Management's discussion and analysis reviews the financial condition of First Financial Corporation at December 31, 1998 and 1997, and the results of its operations for the three years ended December 31, 1998. Where appropriate, factors that may affect future financial performance are also discussed. The discussion should be read in conjunction with the accompanying consolidated financial statements, related footnotes and selected financial data.

Forward-looking statements contained in the following discussion are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Corporation's control and are subject to change. These uncertainties can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements in this discussion.

First Financial Corporation (the Corporation) is a multi-bank holding company. The Corporation, which is headquartered in Terre Haute, Indiana, offers a wide variety of financial services including commercial and consumer lending, lease financing, trust account services and depositor services through its nine subsidiaries. The Corporation's principal subsidiary is Terre Haute First National Bank (Terre Haute First) located in Vigo County. The Corporation's other eight wholly-owned bank subsidiaries are First State Bank of Clay County, Indiana (First State), First Citizens State Bank of Newport, Indiana (Citizens), First Farmers State Bank of Sullivan, Indiana (Farmers), First Ridge Farm State Bank of Ridge Farm, Illinois (Ridge Farm), First Parke State Bank of Rockville, Indiana (Parke), The Morris Plan Company of Vigo County, Indiana (Morris Plan), First National Bank of Marshall, Illinois (Marshall), and First Crawford State Bank of Robinson, Illinois (Crawford). At the close of business in 1998 the Corporation and its subsidiaries had 712 full time equivalent employees.

Terre Haute First is the largest bank in Vigo County. It operates eleven full-service banking branches within the county. In addition to its branches, it has a main office in downtown Terre Haute and a 50,000-square-foot commercial building on South Third Street in Terre Haute, which serves as the Corporation's operations center and provides additional office space.

First State has five branch locations in Clay County, a county contiguous to Vigo County. Citizens has four branches, all of which are located in Vermillion County, a county contiguous to Vigo County. Farmers has six branches of which five are located in Sullivan County and one in Greene County. Sullivan County is contiguous to Vigo County. Morris Plan has one branch and is located in Vigo County. Ridge Farm has one branch and is located in Vermilion County, Illinois. Parke has four branches in Parke County, a county contiguous to Vigo County. Marshall has one branch and is located in Clark County, Illinois, a county contiguous to Vigo County. Crawford has two branches in Crawford County, Illinois, and one branch in Lawrence County, Illinois.

Terre Haute First and Morris Plan face competition from other financial institutions in Vigo County. These competitors consist of two commercial banks, a mutual savings bank and other financial institutions, including consumer finance companies, brokerage firms and credit unions. The seven other bank subsidiaries have similar competition in their primary market areas. The number of competitors of each subsidiary is as follows:

   - FIRST STATE -- Three commercial banks, two credit unions and one brokerage firm in Clay County, Indiana.

   - CITIZENS -- Three commercial banks and two credit unions in Vermillion County, Indiana.

   - FARMERS-- Two commercial banks and one brokerage firm in Sullivan County, Indiana, and three commercial banks, one savings and loan, and one credit union in Greene County, Indiana.

   - PARKE-- Two commercial banks, five credit unions and two brokerage firms in Parke County, Indiana.

   - RIDGE FARM-- Four commercial banks, three savings and loan, ten credit unions and four brokerage firms in Vermilion County, Illinois.

   - MARSHALL -- Three commercial banks and one savings and loan in Clark County, Illinois.

   - CRAWFORD-- Four commercial banks, two credit unions and four brokerage firms in Crawford County, Illinois, and seven commercial banks and one credit union in Lawrence County, Illinois.

The Corporation's business activities are centered in west central Indiana and east central Illinois. The Corporation has no foreign activities other than periodically investing available funds in time deposits held in foreign branches of domestic banks.

--------------------------------------------------------------------------------
RESULTS OF OPERATIONS -- SUMMARY FOR 1998
--------------------------------------------------------------------------------

  Net income for 1998 increased to $18.6 million from $18.1 million in 1997 although earnings per share remained the same at $2.58 for both years. This increase was primarily the result of improved net interest income and non-interest income. The primary components of income and expense affecting net income are discussed in the following analysis.

NET INTEREST INCOME

  The principal source of the Corporation's earnings is net interest income, which represents the difference between interest earned on loans and investments and the interest cost associated with deposits and other sources of funding.

  Total average interest-earning assets increased to $1,641.0 million in 1998 from $1,534.9 million in 1997. However, the yield on these assets decreased to 8.15% in 1998 from 8.28% in 1997. Total average interest-bearing liabilities amounted to $1,406.8 million in 1998 compared to $1,329.5 million in 1997, and the yield on these interest-bearing liabilities increased to 4.72% in 1998 from 4.67% in 1997.

  On a tax equivalent basis, net interest income increased $2.3 million from $65.0 million in 1997 to $67.3 million in 1998. The net interest margin decreased from 4.24% in 1997 to 4.10% in 1998. This decrease is primarily the result of declining rates earned on loans and investments.

  The following table sets forth the components of net interest income due to changes in volume and rate. The table information compares 1998 to 1997 and 1997 to 1996.

                                          1998 COMPARED TO 1997                          1997 COMPARED TO 1996
                                        INCREASE (DECREASE) DUE TO                     INCREASE (DECREASE) DUE TO
                                   -------------------------------------        -------------------------------------
                                                       VOLUME/                                      VOLUME/
(Dollar amounts in thousands)      VOLUME     RATE      RATE    TOTAL           VOLUME     RATE      RATE    TOTAL
---------------------------------------------------------------------------------------------------------------------
Interest earned on
 interest-earning assets:
   Loans (1) (2)                 $10,055    $  (438)   $ (52)    $ 9,565          $5,987   $(647)   $  (49)  $ 5,291
   Taxable investment
    securities                    (1,696)    (2,481)     135      (4,042)          1,133     218         8     1,359
   Tax-exempt
    investment
    securities (2)                   615         22        1         638             528     503        26     1,057
   Federal funds sold                518         (4)     (14)        500            (325)     (4)        3      (326)
   Interest-bearing
    deposits:
    Domestic                         (34)       (34)      34         (34)            (31)      8        (4)      (27)
                                 -------    -------    -----     -------          ------   -----    ------   -------
Total interest income            $ 9,458    $(2,935)   $ 104     $ 6,627          $7,292   $  78    $  (16)  $ 7,354
                                 -------    -------    -----     -------          ------   -----    ------   -------

Interest paid on
 interest-bearing liabilities:
   Savings deposits                   16        (40)       -         (24)           (331)   (501)       16      (816)
   Time deposits                   3,430        638       59       4,127             843     270         6     1,119
   Federal funds purchased
     and securities sold
     under agreement to
     repurchase                      (93)       (79)       3        (169)            911      41        22       974
   Other                             933       (475)     (34)        424           2,678     243        64     2,985
                                 -------    -------    -----     -------          ------   -----    ------   -------
Total interest expense             4,286         44       28       4,358           4,101      53       108     4,262
                                 -------    -------    -----     -------          ------   -----    ------   -------
Net interest income              $ 5,172    $(2,979)   $  76     $ 2,269          $3,191   $  25    $ (124)  $ 3,092
                                 =======    =======    =====     =======          ======   =====    ======   =======

  (1) For purposes of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.

  (2) Interest income includes the effect of tax equivalent adjustments using a federal tax rate of 35%.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES

     The provision for loan losses is established by charging current earnings with an amount which will maintain the allowance for loan losses at a level sufficient to provide for losses in the Corporation's loan portfolio. Management considers several factors in determining the provision, including loss experience, changes in the composition of the portfolio, the financial condition of borrowers, economic trends, and general economic conditions. The provision for loan losses totaled $5.4 million for 1998 and 1997.

     Net charge-offs for 1998 increased to $3.4 million from $2.6 million in 1997. At December 31, 1998, the resulting allowance for loan losses was $16.4 million or 1.48% of total loans, net of unearned income. A year earlier the allowance was $13.5 million or 1.34% of total loans.

OTHER INCOME

     Other income increased 17.8% in 1998 to $10.6 million from $9.0 million earned in 1997. Most components of other income increased in 1998 compared to the same period in 1997. Trust department income, other service charges and fees, investment securities gains and all other income increased $206 thousand, $376 thousand, $498 thousand and $597 thousand, respectively. These increases are the result of a focused effort to increase fee-based income.

OTHER EXPENSES

     Other expenses totaled $42.6 million for 1998 compared to $39.6 million for 1997. This represents an increase of $3.0 million or 7.6% for 1998. Salaries and related benefits, the largest component of this group, increased from $22.0 million to $23.5 million or 6.8%. The primary reason for this was an increase in the number of full-time equivalent employees to 712 in 1998 compared to 694 at the end of 1997 and higher insurance costs. All other expenses for 1998 increased to $11.7 million from $10.4 million as compared to 1997. No one significant factor contributed to this increase.

INCOME TAXES

     The Corporation's federal income tax provision was $4.6 million in 1998 compared to a provision of $4.3 million in 1997. The overall effective tax rate in 1998 of 26.8% compares to a 1997 effective rate of 25.3%.

COMPARISON OF 1997 TO 1996

     Net income for 1997 was $18.1 million or $2.58 per share compared to $16.0 million in 1996 or $2.28 per share. This increased income was primarily the result of improved net interest income and non-interest income while maintaining non-interest expense at almost the same level as 1996.

     Although net interest income increased $3.1 million in 1997 as compared to 1996, the net interest margin decreased slightly from 4.27% in 1996 to 4.24% in 1997. This decrease is primarily the result of the higher costs of interest-bearing liabilities.

--------------------------------------------------------------------------------
FINANCIAL CONDITION -- SUMMARY
--------------------------------------------------------------------------------

The Corporation's total assets increased to a record $1,850 million at December 31, 1998, up from $1,635 million a year earlier. Loans, net of unearned income, increased by $106.0 million, to $1,112 million. The single largest increase in loans related to real estate mortgages, which increased from $561.5 million in 1997 to $636.6 million in 1998. The increase resulted primarily because of favorable interest rates. The overall increase in loans was primarily funded by deposits and advances from the Federal Home Loan Bank. Advances from the Federal Home Loan Bank at December 31, 1998, were $275.4 million, of which $185.9 million represents short-term obligations. Total shareholders' equity at December 31, 1998, was $182.2 million compared to $165.5 million a year earlier. Following is an analysis of the components of the Corporation's balance sheet. Information describing the components of the Corporation's investment securities, the market value, maturities and weighted average yields of the investments is included in Note 4 of the notes to the consolidated financial statements.

LOAN PORTFOLIO

  Loans outstanding by major category as of December 31 for each of the last five years and the maturities and interest sensitivity of the loans outstanding as of December 31, 1998, are set forth in the following analysis.


  (Dollar amounts in thousands)                                1998         1997        1996        1995          1994
-------------------------------------------------------------------------------------------------------------------------
  LOAN CATEGORY

  Commercial, financial and agricultural                   $  233,080   $  229,855    $197,449    $180,858      $174,371
  Real estate - construction                                   32,880       23,734      22,629      22,882        21,428
  Real estate - mortgage                                      636,615      561,466     508,010     460,060       455,673
  Installment                                                 205,251      188,552     188,670     213,696       203,689
  Lease financing                                               5,825        3,271       3,284       4,151         5,259
                                                           ----------   ----------    --------    --------      --------
          TOTAL                                            $1,113,651   $1,006,878    $920,042    $881,647      $860,420
                                                           ==========   ==========    ========    ========      ========

                                                                                      AFTER ONE
                                                                           WITHIN     BUT WITHIN   AFTER FIVE
  (Dollar amounts in thousands)                                           ONE YEAR    FIVE YEARS     YEARS        TOTAL
-------------------------------------------------------------------------------------------------------------------------
  MATURITY DISTRIBUTION

  Commercial, financial and agricultural                                  $153,106     $52,670     $27,304    $  233,080
  Real estate - construction                                                12,773       8,666      11,441        32,880
                                                                          --------     -------     -------    ----------
          TOTAL                                                           $165,879     $61,336     $38,745    $  265,960
                                                                          ========     =======     =======    ==========

  Real estate - mortgage                                                                                         636,615
  Installment                                                                                                    205,251
  Lease financing                                                                                                  5,825
                                                                                                              ----------
          TOTAL                                                                                               $1,113,651
                                                                                                              ==========

  Loans maturing after one year with:
    Fixed interest rates                                                               $31,080     $31,779
    Variable interest rates                                                             30,256       6,966
                                                                                       -------     -------
          TOTAL                                                                        $61,336     $38,745
                                                                                       =======     =======

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES

  The activity in the Corporation's allowance for loan losses is shown in the following analysis:


(Dollar amounts in thousands)                             1998           1997         1996          1995         1994
------------------------------------------------------------------------------------------------------------------------
  Amount of loans outstanding
   at December 31,                                    $1,113,651     $1,006,878     $920,042      $881,647     $860,420
                                                      ==========     ==========     ========      ========     ========
  Average amount of loans by year                     $1,066,537     $  953,008     $885,964      $881,559     $823,983
                                                      ==========     ==========     ========      ========     ========
  Allowance for loan losses
   at beginning of year                               $   13,503     $   10,756     $ 10,616      $ 10,536     $ 10,024
   Allowance resulting from acquisition                      970              -            -             -            -
  Loans charged off:
   Commercial, financial and agricultural                  1,195            487        2,577         1,364        1,578
   Real estate - mortgage                                    614            596          207           293          150
   Installment                                             2,827          2,732        2,615         2,016        1,422
   Leasing                                                     -              -            2           148            2
                                                      ----------     ----------     --------      --------     --------
      Total loans charged off                              4,636          3,815        5,401         3,821        3,152
                                                      ----------     ----------     --------      --------     --------

  Recoveries of loans previously charged off:
   Commercial, financial and agricultural                    461            260          426           727          460
   Real estate - mortgage                                    101            163          147           138          131
   Installment                                               634            747          500           466          390
   Leasing                                                     -             10            7             7            9
                                                      ----------     ----------     --------      --------     --------
      Total recoveries                                     1,196          1,180        1,080         1,338          990
                                                      ----------     ----------     --------      --------     --------

  Net loans charged off                                    3,440          2,635        4,321         2,483        2,162
  Provision charged to expense                             5,396          5,382        4,461         2,563        2,674
                                                      ----------     ----------     --------      --------     --------

  Balance at end of year                              $   16,429     $   13,503      $10,756      $ 10,616     $ 10,536
                                                      ==========     ==========     ========      ========     ========
  Ratio of net charge-offs during period
   to average loans outstanding                              .32%           .28%         .49%          .28%         .26%
                                                      ==========     ==========     ========      ========     ========

Management anticipates $1.6 million of commercial, financial and agricultural loans, $393 thousand of real estate-mortgage loans, $2.1 million of installment loans, and $10 thousand of leases will be charged off for 1998.

--------------------------------------------------------------------------------
FINANCIAL CONDITION -- SUMMARY (Continued)
--------------------------------------------------------------------------------

UNDER-PERFORMING LOANS

  Management monitors the components and status of under-performing loans as a part of the evaluation procedures used in determining the adequacy of the allowance for loan losses. It is the Corporation's policy to discontinue the accrual of interest on loans where, in management's opinion, serious doubt exists as to collectibility. The amounts shown below represent non-accrual loans, loans which have been restructured to provide for a reduction or deferral of interest or principal because of deterioration in the financial condition of the borrower and those loans which are past due more than 90 days where the Corporation continues to accrue interest. The interest income for non-accrual and restructured loans that would have been recorded in 1998, 1997 and 1996, under the original terms of the loans is $495 thousand, $377 thousand and $263 thousand, respectively. The Corporation recorded interest income on such loans in the amounts of $149 thousand, $135 thousand and $152 thousand for 1998, 1997 and 1996, respectively.


  (Dollar amounts in thousands)                          1998         1997        1996          1995        1994
-------------------------------------------------------------------------------------------------------------------
  Non-accrual loans                                    $ 4,103        $3,866      $2,504       $3,130      $3,593
  Restructured loans                                         7            17          34          185         217
                                                       -------        ------      ------       ------      ------
                                                       $ 4,110         3,883       2,538        3,315       3,810
  Accruing loans past due                                8,184         4,384       5,296        5,809       2,287
                                                       -------        ------      ------       ------      ------
                                                       $12,294        $8,267      $7,834       $9,124      $6,097
                                                       =======        ======      ======       ======      ======

  The ratio of the allowance for loan losses as a percentage of under-performing loans was 134% at December 31, 1998, compared to 163% in 1997. This decrease is the result of an increase in the amount of loans past due 90 days or more amounting to $8.2 million as compared to $4.4 million in 1997. This increase was primarily the result of a few commercial loans amounting to $2.7 million which became past due 90 days or more and a general increase in loan delinquencies in most categories of loans on a consolidated basis. These loans are secured and management anticipates significant principal payments in the first half of 1999.

  The following loan categories comprise significant components of the under-performing loans at December 31, 1998:


  (Dollar amounts in thousands)
-------------------------------------------------------------------------------------------------------------------
  Non-accrual loans:
   1-4 family residential                                                                      $1,927         47%
   Commercial loans                                                                               587         14
   Installment loans                                                                              879         22
   Other, various                                                                                 710         17
                                                                                               ------        ---
                                                                                               $4,103        100%
                                                                                               ======        ===
  Past due 90 days or more:
   1-4 family residential                                                                      $3,456         42%
   Commercial loans                                                                             2,963         36
   Installment loans                                                                              590          7
   Other, various                                                                               1,175         15
                                                                                               ------        ---
                                                                                               $8,184        100%
                                                                                               ======        ===

  There are no material concentrations by industry within the under-performing loans.

  In addition to the above under-performing loans, certain loans are felt by management to be impaired for reasons other than current repayment status. Such reasons may include, but not be limited to previous payment history, bankruptcy proceedings, industry concerns, or information related to a specific borrower that may result in a negative future event to that borrower. At December 31, 1998 the Corporation had $2.0 million of doubtful loans which are still in accrual status.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

DEPOSITS

  Total deposits increased to $1,260.4 million at December 31, 1998, from $1,194.5 million at December 31, 1997. The Corporation experienced a fluctuation between deposit types due to a rate-sensitive market environment.

  The information below presents the average amount of deposits and rates paid on those deposits for 1998, 1997 and 1996.

                                                          1998                  1997                   1996
                                                    ----------------      ----------------      ------------------
  (Dollar amounts in thousands)                     AMOUNT     RATE       AMOUNT     RATE       AMOUNT       RATE
------------------------------------------------------------------------------------------------------------------
  Non-interest-bearing
   demand deposits                              $  133,259               $  127,924            $  134,303
  Interest-bearing demand deposits                 277,051     2.43%        278,898   2.40%       282,331    2.59%
  Savings deposits                                 112,078     2.35%        109,587   2.46%       119,167    2.44%
  Time deposits:
   $100,000 or more                                205,028     5.69%        191,953   5.65%       229,338    5.45%
   Other time deposits                             527,640     5.56%        478,381   5.44%       425,563    5.47%
                                                ----------               ----------            ----------
    TOTAL                                       $1,255,056               $1,186,743            $1,190,702
                                                ==========               ==========            ==========

The maturities of certificates of deposit of $100 thousand or more outstanding at December 31, 1998, are summarized as follows (in thousands of dollars):

                                                3 months or less              $ 21,008
                                                Over 3 through 6 months         41,958
                                                Over 6 through 12 months        45,698
                                                Over 12 months                  88,109
                                                                              --------
                                                  TOTAL                       $196,773
                                                                              ========

SHORT-TERM BORROWINGS

  A summary of the carrying value of the Corporation's short-term borrowings at December 31, 1998, 1997 and 1996 is presented below:


   (Dollar amounts in thousands)                                      1998           1997         1996
--------------------------------------------------------------------------------------------------------
   Federal funds purchased                                           $ 48,022     $ 24,850     $ 38,130
   Securities sold under agreements to repurchase                      52,549       22,165       24,286
   Advances from Federal Home Loan Bank                               185,930      167,680      140,244
   Other short-term borrowings                                          3,061        4,282        5,131
                                                                     --------     --------     --------
                                                                     $289,562     $218,977     $207,791
                                                                     ========     ========     ========


  Federal funds purchased amounted to $48.0 million in 1998 compared to $24.9 million in 1997. Securities sold under agreements to repurchase was $52.5 million in 1998, up from $22.2 million a year earlier.

  Advances from the Federal Home Loan Bank increased to $185.9 million in 1998 compared to $167.7 million in 1997. The major reasons for the increase were temporary liquidity requirements and the arbitrage of several investments with these funds. The difference between the investment yield and borrowing rate provided a positive return to the Corporation. The difference in spread was either matched in index (LIBOR) or the Corporation assumed basis and/or option risk. With its increase in capital, the Corporation chose to add more leverage to the balance sheet and increase net interest income. This strategy was primarily implemented in the fourth quarter of 1995 and continued in 1997 and 1998. As of December 31, 1998, the total investments in such programs totaled $117.6 million. The Asset/Liability Committee reviews these investments and considers the related strategies on a weekly basis. See Interest Rate Sensitivity and Liquidity on the following page for more information.

--------------------------------------------------------------------------------
FINANCIAL CONDITION -- SUMMARY (continued)
--------------------------------------------------------------------------------

  The amounts and interest rates related to federal funds purchased and securities sold under agreements to repurchase are presented below:


  (Dollar amounts in thousands)                            1998            1997          1996
------------------------------------------------------------------------------------------------
  Average amount outstanding                            $ 45,266       $  46,907       $30,476
  Maximum amount outstanding at a month end              102,513          74,774        72,337
  Average interest rate during year                         5.51%           5.68%         5.54%
  Interest rate at year end                                 5.60%           6.00%         6.25%

CAPITAL RESOURCES

  As of December 31, 1998, the Corporation's shareholders' equity was $182.2 million, an increase of 10.1% from the 1997 level of $165.5 million. Bank regulatory agencies have established capital adequacy standards which are used extensively in their monitoring and control of the industry. These standards relate capital to level of risk by assigning different weightings to assets and certain off-balance-sheet activity. As shown in the footnote to the consolidated financial statements ("Regulatory Matters"), the Corporation's capital exceeds the requirements to be considered well capitalized at December 31, 1998.

  First Financial Corporation's objective continues to be to maintain adequate capital to merit the confidence of its customers and shareholders. To warrant this confidence, the Corporation's management maintains a capital position which they believe is sufficient to absorb unforeseen financial shocks without unnecessarily restricting dividends to its shareholders. The Corporation's dividend payout ratio for 1998 and 1997 was 32.5% and 28.1%, respectively. The Corporation expects to continue its policy of paying regular cash dividends, subject to future earnings and regulatory restrictions and capital requirements.

INTEREST RATE SENSITIVITY AND LIQUIDITY

  First Financial Corporation charges the nine subsidiary banks with monitoring and managing their individual sensitivity to fluctuations in interest rates and assuring that they have adequate liquidity to meet loan and deposit demand or any potential unexpected deposit withdrawals. This function is facilitated by the Asset/Liability Committee. The primary goal of the committee is to maximize net interest income within the interest rate risk limits approved by the Board of Directors. This goal is accomplished through management of the subsidiary banks' balance sheet liquidity and interest rate risk exposures due to the changes in economic conditions and interest rate levels.

  INTEREST RATE RISK

  Management considers interest rate risk to be the Corporation's most significant market risk. Interest rate risk is the exposure to changes in net interest income as a result of changes in interest rates. Consistency in the Corporation's net income is largely dependent on the effective management of this risk.

  The Committee reviews a series of monthly reports to ensure that performance objectives are being met. The Committee monitors and controls interest rate risk through earnings simulation. Simulation modeling measures the effects of changes in interest rates, changes in the shape of the yield curve, and changes in prepayment speeds on net interest income. The primary measure of Interest Rate Risk is "Earnings at Risk." This measure projects the earnings effect of various rate movements over the next three years on net interest income. It is important to note that measures of interest rate risk have limitations and are dependent upon certain assumptions. These assumptions are inherently uncertain and, as a result, the model cannot precisely predict the impact of interest rate fluctuations on net interest income. Actual results will differ from simulated results due to timing, frequency and amount of interest rate changes as well as overall market conditions. The Committee has performed a thorough analysis and believes the assumptions to be valid and theoretically sound. The relationships are continuously monitored for behavioral changes.

  In its interest rate risk management, the Corporation currently does not utilize any derivative products nor does it have a trading account. The Corporation does invest in assets whose value is derived from an underlying asset. These assets are mostly government agency issued mortgage-backed securities and callable agency securities. The performance of these assets in changing rate environments is included in the following table.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The table below shows the Corporation's estimated earnings sensitivity profile as of December 31, 1998. Given a 100 basis point increase in rates, net interest income would decrease 0.86% over the next 12 months and decrease 1.74% over the next 24 months. A 100 basis point decrease would result in a 9.06% decrease in net interest income over the next 12 months and a 10.12% decrease over the next 24 months. These estimates assume all rates changed overnight and management took no action as a result of this change.


                                                                          PERCENTAGE CHANGE IN NET INTEREST INCOME
     BASIS POINT                                                          -----------------------------------------
     INTEREST RATE CHANGE                                                 12 MONTHS     24 MONTHS     36 MONTHS
-------------------------------------------------------------------------------------------------------------------
     Down 200                                                               -18.79%       -20.67%       -28.54%
     Down 100                                                                -9.06        -10.12        -14.14
     Up 100                                                                  -0.86         -1.74         -2.18
     Up 200                                                                  -1.65         -2.73         -5.62

     In the near term both the up and down scenarios show decreasing earnings. This is due to the use of products containing options, most notably callable agency securities and putable Federal Home Loan Bank advances. The securities pay a premium rate and the advances charge a discounted rate in exchange for the option. Therefore, there is a benefit to current income by using these products. Typical rate shock analysis does not reflect management's ability to react and thereby reduce the effects of rate changes, and represents a worst case scenario. The model assumes no actions are taken and prices change to the full extent of the rate shock.


     LIQUIDITY RISK

     Liquidity is measured by each bank's ability to raise funds to meet the obligations from its customers, including deposit withdrawals and credit needs. This is accomplished primarily by maintaining sufficient liquid assets in the form of investment securities and core deposits. The Corporation has $47.6 million of investments that mature throughout the coming 12 months. The Corporation also anticipates $99.1 million of principal payments from mortgage-backed securities. Given the current rate environment, the Corporation anticipates $67.0 million in securities to be called within 1999 or the next 12 months.


OUTLOOK

     The Wabash Valley, the Corporation's primary market area, performed similarly to the national economy for 1998. Recently, this market area has not experienced the economic expansion that the rest of the Midwest and particularly Indiana has experienced. Because of limited economic growth prospects in the Wabash Valley, new business will predominantly come from existing customers and customers currently being served by other local financial institutions. To increase loans, the Corporation recently has prudently begun soliciting and obtaining business in locations in the Wabash Valley not previously served.

     The Corporation also continues to look for merger or acquisition opportunities throughout the Wabash Valley that share First Financial's mission of quality service to their customers. These smaller institutions increasingly realize the need to align with an organization that has the resources to compete on a regional level. With the largest retail presence in the Wabash Valley, First Financial is poised to provide these resources.

     Like most other financial institutions, the Corporation has placed a high emphasis on marketing efforts. The goal is to attain a greater share of each customer's financial activities, commonly called "share of the wallet." To this end, First Financial has established a full-service brokerage, expanded its trust activities and is currently evaluating the delivery of certain insurance products. These activities are expected to provide an increased amount of fee-based income in the future.


YEAR 2000

     The Year 2000 problem concerns the inability of information systems to properly recognize and process date-sensitive information beginning on December 31, 1999. The Corporation has developed a Year 2000 team responsible for ensuring that its information technology (IT) systems and software and non-IT systems are Year 2000 compliant in time to minimize any significant detrimental effects on operations and service to customers.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The Corporation is currently in the validation stage of a five-step Year 2000 program. The awareness, assessment and renovation steps have been completed for all mission-critical applications. The validation stage includes the necessary software and hardware testing that is required as well as ongoing discussions with vendors and customers on the success of their validation efforts. The Corporation utilizes Fiserv-CBS software for processing all of its core applications. The testing of this software began on September 1, 1998, and was substantially completed by the end of 1998. The Corporation will focus on maintaining the internal core processing system's readiness from now until the Year 2000. In addition, the Company will continue to manage third party system relationships, update disaster recovery and contingency plans, and will also continue to test secondary computer systems. The Corporation is confident that the remainder of the systems Year 2000 testing will be substantially completed by June 30, 1999.

     The Corporation is in the process of corresponding with its major commercial loan customers and major suppliers and vendors to asses the credit risk related to the Year 2000 problem as well as the risk of business interruption. The majority of the Corporation's non-IT related systems have been assessed as Year 2000 compliant or are in the final testing phase which will be completed by June 30, 1999.

     The total estimated cost related to the Year 2000 issue, including the cost of replacing equipment, is $790,000. Total costs incurred through December 31, 1998, is approximately $130,000. The Corporation does not expect that the cost relating to the Year 2000 project will have a material effect on the results of its operations or financial condition.

     The above expectations are subject to inherent uncertainties of the Year 2000 problem, including the readiness of third-party suppliers and regulatory agencies that the Corporation depends upon to meet customers' needs. The failure to correct a material problem could result in an interruption or failure of normal business activities or operations. Such failures could materially affect the Corporation's ability to meet customers' needs and ultimately affect its results of operations and financial condition. The Corporation believes that with the successful completion of its Year 2000 program, the possibility of significant interruptions will be reduced.

     Concurrently with the Year 2000 program described above, the Corporation is developing contingency plans intended to mitigate the possible disruption in business operations that may result from the Year 2000 problem and is estimating the costs for such plans. Contingency plans may include increasing cash in the vault, ordering extra forms/supplies, increasing allowance for loan loss allocation for Year 2000 credit risk, establishing trigger dates for activating alternative solutions/vendors, identifying possible alternative vendors, preparing for some manual preparation of checks, forms, etc., and other appropriate measures. Once developed, contingency plans and related cost estimates will be continually refined as information becomes available.

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET -- AVERAGE BALANCES AND INTEREST RATES
--------------------------------------------------------------------------------

                                                                       DECEMBER 31,
                              --------------------------------------------------------------------------------------------
                                          1998                            1997                            1996
                              ----------------------------   ----------------------------    -----------------------------
                                 AVERAGE             YIELD/    AVERAGE              YIELD/     AVERAGE              YIELD/
(Dollar amounts in thousands)    BALANCE    INTEREST  RATE     BALANCE    INTEREST   RATE      BALANCE   INTEREST    RATE
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
  Loans (1) (2)                $1,066,537   $ 93,977  8.81%  $  953,008   $ 84,411  8.86%    $  885,964  $ 79,120   8.93%
Taxable investment securities     413,941     27,091  6.54      437,791     31,133  7.11        421,745    29,774   7.06
Tax-exempt investment
 securities (2)                   148,383     12,015  8.10      140,768     11,377  8.08        133,914    10,320   7.71
  Federal funds sold               12,131        657  5.42        2,822        157  5.56          8,612       484   5.62
Interest-bearing deposits
 in other banks:
  Domestic                              -          -     -          509         34  6.68          1,040        61   5.87
                               ----------   --------  ----   ----------   --------  ----     ----------  --------   ----
Total interest-earning assets  $1,640,992   $133,740  8.15%  $1,534,898   $127,112  8.28%    $1,451,275  $119,759   8.25%
                                            --------  ====                --------  ====                 --------   ====

Non-interest earning assets:
  Cash and due from bank       $   54,909                    $   49,725                          57,919
  Premises and equipment, net      24,723                        25,515                          26,598
  Other assets                     36,766                        32,913                          28,883
  Less allowance for loan losses  (15,690)                      (12,302)                        (10,644)
                               ----------                    ----------                      ----------
          TOTALS               $1,741,700                    $1,630,749                      $1,554,031
                               ==========                    ==========                      ==========

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
   Savings deposits               389,129      9,375  2.41%     388,485      9,399  2.42%       401,498    10,215   2.54%
   Time deposits                  732,668     41,013  5.60      670,334     36,886  5.50        654,901    35,767   5.46
   Federal funds purchased
    and securities sold under
    agreement to repurchase        45,266      2,494  5.51       46,907      2,663  5.68         30,476     1,689   5.54
  Other                           239,710     13,549  5.65      223,789     13,124  5.86        177,036    10,139   5.73
                               ----------   --------  ----   ----------   --------  ----     ----------  --------   ----

  Total interest-bearing
    liabilities:               $1,406,773   $ 66,431  4.72%  $1,329,515   $ 62,072  4.67%    $1,263,911  $ 57,810   4.57%
                                            --------  ====                --------  ====                 --------   ====
   Non interest-bearing
     liabilities:
   Demand deposits                133,259                       127,924                         134,303
   Other                           29,223                        19,154                          13,053
                               ----------                    ----------                      ----------
                                1,569,255                     1,476,593                       1,411,267

   Shareholders' equity           172,445                       154,156                         142,764
                               ----------                    ----------                      ----------
           TOTALS              $1,741,700                    $1,630,749                      $1,554,031
                               ==========                    ==========                      ==========

   Net interest earnings                   $  67,309                      $ 65,040                       $ 61,949
                                           =========                      ========                       ========

   Net yield on interest-earning assets               4.10%                         4.24%                           4.27%
                                                      ====                          ====                            ====

  (1) For purposes of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.

  (2) Interest income includes the effect of tax equivalent adjustments using a federal tax rate of 35%.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

EFFECTS OF INFLATION

  The effects of inflation on an enterprise's reported results of operations vary depending on the components of the enterprise's assets and liabilities. Except for a bank's premises and equipment, which comprise a relatively small portion of total assets, a bank's assets and liabilities are primarily monetary in nature. Consequently, because a bank's monetary assets exceed monetary liabilities, banks generally experience a loss in purchasing power during periods of inflation. However, when considering the effects of inflation on banks, it is important to remember that interest rates, which affect the bank's costs for funds, do not always move in correlation with consumer prices.

MARKET AND DIVIDEND INFORMATION

  At year-end 1998 shareholders owned 7,134,390 shares of the Corporation's common stock. The stock is traded over-the-counter under the NASDAQ National Market System with the symbol THFF. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

  Historically, the Corporation has paid cash dividends semi-annually and currently expects that comparable cash dividends will continue to be paid in the future. The following table gives quarterly high and low trade prices and dividends per share during each quarter for 1998 and 1997.

                                                         1998                                      1997
                                             ---------------------------               ---------------------------
                                              Bid Quotation      Cash                   Bid Quotation      Cash
                                                               Dividends                                 Dividends
 Quarter ended                                High      Low    Declared                 High      Low    Declared
------------------------------------------------------------------------------------------------------------------
  March 31                                   $56.50   $51.75                           $35.72    $33.33
  June 30                                     54.00    47.13     $ .40                  35.47     31.42     $ .33
  September 30                                51.00    41.50                            38.58     33.81
  December 31                                 49.38    38.88     $ .44                  57.62     37.14     $ .39

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


SELECTED QUARTERLY DATA

                                                                                     1998
                                        ----------------------------------------------------------------------------------------
                                                                               NET         PROVISION
                                         INTEREST            INTEREST       INTEREST       FOR LOAN        NET       NET INCOME
(Dollar amounts in thousands)             INCOME              EXPENSE        INCOME         LOSSES       INCOME      PER SHARE
--------------------------------------------------------------------------------------------------------------------------------
March 31                                  $31,479            $16,074         $15,405        $1,407       $4,500        $ .62
June 30                                    32,106             16,585          15,521         1,549        4,170        $ .58
September 30                               32,589             16,768          15,821         1,345        4,860        $ .67
December 31                                32,963             17,003          15,960         1,095        5,028        $ .71

                                                                                     1997
                                        ----------------------------------------------------------------------------------------
                                                                               NET         PROVISION
                                         INTEREST            INTEREST       INTEREST       FOR LOAN        NET       NET INCOME
(Dollar amounts in thousands)             INCOME              EXPENSE        INCOME         LOSSES       INCOME      PER SHARE
--------------------------------------------------------------------------------------------------------------------------------
March 31                                  $29,850            $15,185         $14,665        $1,401       $4,431        $ .63
June 30                                    30,521             15,515          15,006         1,336        4,374          .62
September 30                               31,165             15,654          15,511         1,251        4,619          .66
December 31                                30,836             15,718          15,118         1,394        4,676          .67


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